Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-135201

Prospectus

ALPINE RESOURCES CORPORATION
Shares of Common Stock
500,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 500,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 500,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 500,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 500,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold by Mir Huculak, our sole officer and director.

Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.080	$0.020
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$50,000	$30,000	$20,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is July 10, 2006.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on March 23, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Mir Huculak, our president. We intend to conduct exploration activities on one property located in the Province of British Columbia, Canada. The one property consists of 24 mining claim units. We intend to explore for gold on the property.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our sole officer and director to fund operations.

Our administrative office is located at 938 Howe Street, Suite 807, Vancouver, British Columbia, Canada V6Z 1N9 and our telephone number is (604) 781-0221 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is February 28. Our mailing address is 938 Howe Street, Suite 807, Vancouver, British Columbia, Canada V6Z 1N9.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 500,000 of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $20,000 assuming the minimum number of shares are sold. Approximately $170,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of February 28, 2006
(audited)
Balance Sheet
Total Assets	$19
Total Liabilities	$15,040
Stockholders' (Deficit)	$(15,021)
March 23, 2005
(Inception) to
February 28, 2006
(audited)
Income Statement
Revenue	$0
Total Expenses	$23,321
Net (Loss)	$(23,321)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with ALPINE RESOURCES CORPORATION
  If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

  Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

  Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in March 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $23,321. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

  Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Because title to the property is held in the name of our sole officer, if he transfers the property to someone other than us, we will cease operations.

  Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Mir Huculak, our president. If he transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order for us to own record title to the property, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

  Because Mr. Huculak has other outside business activities, he will only be devoting 10% of his time, or four hours per week each to our operations. As a result, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Mr. Huculak, our sole officer and director has other outside business activities, he will only be devoting 10% of his time, or four hours per week to our operations. As a result, our operations may be sporadic and occur at times which are convenient to Mr. Huculak. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:
  If our sole officer and director resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

  We have one sole officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die, there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find other person(s) to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

  Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

  There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

  Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you will not be able to elect any directors or control operations.

  Even if we sell all 2,000,000 shares of common stock in this offering, our sole officer and director will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our sole officer and director will be able to elect all of our directors and control our operations.

  Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum $200,000 maximum self-underwritten basis The table below sets forth the use of proceeds if 25%, 62.50% and 100% of the offering is sold.

	Minimum	62.50%	Maximum

Gross proceeds	$50,000	$125,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$20,000	$95,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$10,500	$78,900	$142,000
Analyzing Samples	$3,000	$3,000	$3,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$500	$1,500	$1,500
Office Equipment	$400	$1,000	$1,000
SEC filing	$250	$250	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our sole officer will supervise and contract for our exploration operations through independent contractors. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate drilling approximately 8 holes if we raise the minimum; 18 holes if we raise 62.50% of the proceeds; and, 28 holes if we raise the maximum. We estimate it will cost up to $3,000 to analyze the core samples.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves we will consider developing the property.

No proceeds from the offering will be paid to our sole officer and director.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of February 28, 2006, the net tangible book value of our shares of common stock was a deficit of ($15,021) or approximately ($0.003) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $154,979 or approximately $0.022 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.025 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.022 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If 62.50% of the Shares Are Sold:

Upon completion of this offering, in the event 62.50% of the shares are sold, the net tangible book value of the 6,250,000 shares to be outstanding will be $79,979 or approximately $0.012 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.012 per share.

After completion of this offering, if 1,250,000 shares are sold, you will own approximately 20% of the total number of shares then outstanding for which you will have made a cash investment of $125,000, or $0.10 per share. Our existing stockholders will own approximately 80% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $4,979 or approximately $0.001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.004 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.001 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9% of the total number of shares then outstanding for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 91% of the total number of shares then outstanding, for which they have made contributions of cash totaling $50.00 or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.003)
Potential gain to existing shareholders	$170,000
Net tangible book value per share after offering	$0.022
Increase to present stockholders in net tangible book value per share after offering	$0.025
Capital contributions	$50.00
Number of shares outstanding before the offering	5,000,000
Number of shares after offering assuming the sale of the maximum number of shares	7,000,000
Percentage of ownership after offering	71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.078
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0.02%
Percentage of capital contributions by new investors	99.98%
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 62.50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.088
Capital contributions	$125,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing shareholders	0.04%
Percentage of capital contributions by new investors	99.96%
Percentage of ownership after offering	20%

Purchasers of Shares in this Offering if 25% of Shares Sold

Price per share	$0.10
Dilution per share	$0.10
Capital contributions	$50,000
Percentage of capital contributions by existing shareholders	0.1%
Percentage of capital contributions by new investors	99.99%
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 500,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at HSBC Bank Canada, 885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3G1. Its telephone number is (604) 685-1000. The funds will be maintained in the separate bank until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Mir Huculak, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mir Huculak is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mir Huculak will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement, a copy of which is included with the prospectus.

  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ALPINE RESOURCES CORPORATION"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on March 23, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89544 and our business office is located at 938 Howe Street, Suite 807, Vancouver, British Columbia, Canada. This is our mailing address as well. Our telephone number is (604) 781-0221. Our rent is $250 per month and is donated by our sole officer until mineralized material is discovered.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

Alpine Resources Corporation has no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

In April, 2005, Mir Huculak, our president and a member of the board of directors acquired one mineral property containing 24 mining claim units in British Columbia, Canada by arranging the staking of the same through Lloyd Brewer, a non affiliated third party. Mr. Brewer is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our sole officer and director to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. Mr. Huculak paid Mr. Brewer $1,750 to stake the claims. The claims were recorded in Mr. Huculak's name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. On April 28, 2005, Mr. Huculak executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Huculak transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Huculak has not provided us with a signed or executed bill of sale in our favor. Mr. Huculak will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal.

Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Huculak will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Huculak transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Huculak will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown.

The Company's claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Location and Access

The Copper Creek Project is located within the east-central area of Vancouver Island, British Columbia, Canada, approximately 55 miles northwest of Vancouver, near Coombs in the French Creek drainage (Figure 1, 2 & 3). The town of Coombs lies 4 miles to the north of the Property, Parksville, and the junction of Highways 4 and 19 (the "Island Highway") is located 12 miles to the east, Naniamo is located 22 miles to the south east.

The Claim is in the Naniamo Mining Division, and is centered at approximately 49o25'N latitude and 124o31'W longitude on NTS Map Sheet 092/02E and 092F/07E alternatively on BC TRIM map 092F028

The Project can be easily accessed by turning off from Highway #4 about 12 miles west of Parksville onto Pratt Road, which gives way to a gravel road for four-wheel drive vehicles only. This road leads up, on the north side of French Creek, to the 367 Zone and the Cup Zone. A network of secondary gravel roads and trails provide good access to most other parts of the Property.

Climate

The Property is located on the eastern slopes of the Vancouver Island Mountain Range within the Insular Physiographic Region. The Claim covers the ridge that forms the height of land from which French Creek originates with the majority of the Claim area being on the eastern slope of the ridge. Elevations within the claims range from 1,300 feet to 3,300 feet. The lower elevation of 1,500 feet is located within the French Creek valley itself at the northeastern corner of the Claim. The highest elevation of 3,300 feet is located eastern end of the southern most boundary of the Claim.

Slopes within the claim area are moderate to steep throughout the property. Vegetation consists mainly of second growth Douglas fir Balsam fir, red cedar, slide and tag alder and vine maple trees grow in most of the steeper creek valleys. The underbrush, consisting of salal, ferns and devils club is quite thick in places. Soil cover is extensive, with the soil cover being 4-5 feet thick at lower elevations and within creek draws. Rock outcrop is more common at the upper elevations particularly along ridge tops and small bluffs. Rock outcrop exposures are available over approximately 20% of the Projects surface area.

The local climate features warm summers having an average mean summer temperature of 64oF and moderate winters having an average mean winter temperature of 35oF. The Copper Creek area is fairly dry in the summers and quite damp in the winters. The average yearly precipitation as calculated from a 30-year period, is 45 inches. A snow pack of approximately four feet begins to accumulate in late November and lingers in places into mid April. The recommended field season for initial phases of exploration is from early May to late November. Drilling and underground development can be carried out on a year-round basis with the aid of a bulldozer, or other snow removal equipment, to keep access roads snow-free.

Ample water is available from French Creek to support all phases of exploration and development. Power requirements for future development is readily available as two high-voltage (40kW) transmission lines run across the eastern portion of the Project. Gas or diesel powered generators would be required to provide any electrical power requirements during the exploration stage.

Claim Information and Property Ownership

The Copper Creek Project is comprised of one-24 unit mineral claim. The Claim is registered in the name of Mir Huculak, the president and a director of Alpine Resources Corporation, who holds it in trust for the company. Further claim information is provided in the table below:

Claim Name	Tenure Number	Number of Claim Units	Anniversary Date
Copper Creek	508442	24	September 9, 2006

The total surface area of the project is approximately 1,265 acres.

History

There is a limited history of exploration on the property, however, no ore bodies have been recorded anywhere.

MAP 1

YUKON
N.W.T.
ALASKA
U.S.A.
BRITISH
COLUMBIA
ALBERTA
Pacific Ocean
PROPERTY LOCATION
Stewart
Ft. St. John
Dawson Creek
Prince Rupert
Smithers
Prince George
Bella Coola
Kamloops
Kelowna
Vancouver
Victoria
Cranbrook
Trail
U.S.A.
N
0
200km
400km
Scale 1" = 100 miles

ALPINE RESOURCES CORPORATION

PROJECT: *COPPER CREEK PROJECT*

LOCATION MAP

French Creek - Coombs Area
Naniamo M.D., B.C.
NTS Map 092F/02E & 092F07E - BC TRIM MAP 092F028

DATE: April 05		DRAWING NO:
REF. NO. CC 01-05		FIGURE 1

MAP 2

124° 31'
Strait Of Georgia
Qualicum Beach
Parksville
Coombs
COPPER CREEK PROJECT
49° 25'

N

1 **Sicker Group (Permian & Older)**
Volcanic breccia, tuff, argillite; greenstone, greenschist; dykes and sills of andesite-porphyry

5 **Karmutsen Formation (Upper Triassic & Older)**
Pillow-basalt and pillow-breccia, massive basalt flows; minor tuff volcanic breccia. Jasperoid tuff, breccia and conglomerate at base

9 **Island Intrusions (Middle to Upper Jurassic)**
Biotite-hornblende granodiorite, quartz diorite

11 **Comox Formation (Upper Cretaceous and/or Tertiary)**
Sandstone, conglomerate, shale, coal

12 **Haslam Formation (Upper Cretaceous and/or Tertiary)**
Shale, siltstone, fine sandstone

21 **Tertiary Age** - Horneblende, quartz diorite, leucoquartz monzonite, porphyritic dacite

23 **Pleistocene and Recent Age** - Glacial and Alluvial Till

Fault or Structural Lineament

Geological Contact (defined, approxiate, assumed)

0m 4000m 8000m

Scale 1:250,000

ALPINE RESOURCES CORPORATION

PROJECT: *COPPER CREEK PROJECT*

REGIONAL GEOLOGY

French Creek, Coombs Area
Naniamo., B.C. - NTS Map 092F/02E & 092F/07E
BC TRIM MAP 092F028

DATE: April 05		DRAWING NO.
REF. NO. CC 03-05	GeoGraphix	FIGURE 3

MAP 3

389000m. E
Coombs, 4 miles
True North
Grid North
400m
600m
800m
French Creek
Cup Zone
1,000m
367 Zone
092F028
Adit Zone
5457000m. N
500m
49° 15
700m
Copper Canyon Claim
900m
124° 31'

Project Boundary

Contour Interval = 20m

Contour Interval = 100m

Roads

Rivers & Creeks

Mineral Showings

0m
500m
2000m

ALPINE RESOURCES CORPORATION

PROJECT: *COPPER CREEK PROJECT*

CLAIM & TOPOGRAPHY MAP

French Creek, Coombs Area
Naniamo., B.C. - NTS Map 092F/02E & 092F/07E
BC TRIM MAP 092F028

DATE: April 05		DRAWING NO. FIGURE 2
REF. NO. CC 02-05		

Base Map Source: http://maps.gov.bc.ca/imf406/imf.jsp?site=bc_basemap

Property Geology

The oldest rock unit is the Karmutsen Formation, a northeast-striking belt composed of volcanics and minor sediments laid down during the Upper Triassic. This volcanic-sedimentary unit is composed mainly of a massive dark greenish basalt lava flows that dip 20o shallowly to the northwest and strike northeast. At the stratigraphic top of this unit the volcanics become more siliceous with the last rock laid down was a rhyolitic tuff. This tuff breccia is exposed about 160 feet below the 367 Zone. The bulk of this unit is volcanic but bounded between the basaltic flows is a 10-foot thick limestone bed, parallel to the topographic contour. The Karmutsen Formation is the host to the economic mineralization within the Project.

The second geological zone within the Property is the Nanamio River Batholith. The batholith is recognized as a medium grained, pale pinkish, granular, hornblende rich granodiorite. Potassium and Argon dating indicates that it is from the Upper Jurassic period.

The third geological unit is located on the western side of the Karmutsen Formation. This units geology is complex and is yet to be subdivided. The gradational contact with the belt is a heavily altered hornblende rich granodiorite going west of the contact numerous xenoliths of Karmutsen volcanics are evident in their granodiorite matrix. Included within this heavily altered granodiorite mix is a quartz diorite sill that shows sharp contacts. It differs from the granodiorite in that it is a light grey, fresh porphyritic textured rock with abundant phenocrysts of hornblende and quartz in a fine-grained plagioclase hornblende matrix. This sill has not been dated by radioactive age determination but its fresh look, a sharp cutting through of Jurassic intrusives, infer a Tertiary age, probably Eocene or Oligocene.

The fourth geological zone located within the Project is also the youngest unit. Glacial till and unconsolidated gravels, sand and rubble (glacial debris) form thick deposits within the lowland region of the northeastern area of the Claim.

Mineralization

Three main mineralized targets have been identified to date; these are the "367 ZONE", "CUP ZONE" and "ADIT ZONE". They are summarized as follows:

367 Zone

The 367 Zone consists of three areas of mineralization. It is located at an elevation of 2,300 feet within the central portion of the project on the north side of French Creek. The 367 Zone is centered approximately 1,600 feet northwest from the Adit Zone and approximately 6,500 feet east from the Cup Zone.

At the main 367 showing, trenching has exposed epidote-garnet skarn developed in limestone over a length of 265 feet. The skarn zone is cut by two dominant fractures sets; one set strikes 040o and the second set at 060o. Mineralization consists of heavily disseminated to massive magnetite, variable chalcopyrite, minor bornite and pyrite. Clay minerals are also evident in the skarn zone and strong oxidation is locally developed. A chip sample assayed 7.15% copper and 1.43 oz/Ton silver.

At the Road showing 425 feet east and slightly north of the Main 367 showing, massive magnetite, pyrite and sparse chalcopyrite occurs in a highly oxidized and hornfelsed zone in basalt.

At the West showing, 350 feet west of the Main 367 showing, pits expose epidote altered volcanic breccia variably mineralized with magnetite and chalcopyrite.

Adit Zone

Adits on both banks of a north flowing tributary of French Creek have been driven on a highly mineralized shear (fault) zone at an elevation of 1,900 feet. Both adits are presently inaccessible due to caving.

The Adit Zone is underlain by Upper Triassic Karmutsen Formation basaltic volcanic rocks in contact with diorite of the Early to Middle Jurassic Island Plutonic Suite. Massive magnetite and minor chalcopyrite occurs in shear zones in the basalts.

Cup Zone

The Cup Zone is located in the northeastern portion of the project at an elevation of 3,200 feet. The Cup Zone is underlain by hornblende diorite of Early to Middle Jurassic Island Plutonic Suite in contact with a siliceous volcanic rock of the Upper Triassic Karmutsen Formation. The diorite is sparsely and irregularly mineralized with chalcopyrite and locally pyrite. The chalcopyrite forms discrete blebs or clots and occasionally is found as a discontinuous vein or veinlette.

Supplies

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Description of Property

Other than our interest in the property, we own no plants or other property. With respect to the property, our right to conduct exploration activity is based upon our oral agreement with Mr. Huculak, our president, director and shareholder. Under this oral agreement, Mr. Huculak has allowed us to conduct exploration activity on the property. Mr. Huculak holds the property in trust for us pursuant to a declaration of trust dated April 28, 2006.

Our Proposed Exploration Program

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can't raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Lloyd Brewer and a physical examination of the property by Mr. Huculak, our president and director. The cost of staking the claim was included in the $1,750 paid to Mr. Brewer. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Huculak, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Huculak will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

The breakdowns were made in consultation with Mr. Brewer.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

  Health and Safety
  Archaeological Sites
  Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will be $750 if we drill 8 holes and $2,250 if we drill 23 holes. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Huculak has agreed to pay the cost of reclaiming the property should mineralized material not be discovered.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no full-time employees. Our sole officer and director is a part-time employee and he will devote about 10% of his time or four hours per week to our operation. Our sole officer and director does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director. Mr. Huculak will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Alpine Resources. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located within the east-central area of Vancouver Island, British Columbia, Canada, approximately 55 miles northwest of Vancouver, near Coombs in the French Creek drainage The property is in the Naniamo Mining Division. The town of Coombs lies 4 miles to the north of the Property, Parksville, and the junction of Highways 4 and 19 (the "Island Highway") is located 12 miles to the east, Naniamo is located 22 miles to the south east. A network of secondary gravel roads and trails provide good access to most parts of the property. No improvements are required for exploration activities.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by Lloyd Brewer and a physical examination of the property by Mr. Huculak, our president and director. The cost of staking the claim was included in the $1,750 paid to Mr. Brewer. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Huculak, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Huculak will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity 90 days after the completion of this public offering, weather permitting.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our sole officer or others.

We have discussed this matter with our sole officer and director and Mr. Huculak has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. Huculak has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing six claims. The property is staked and we will begin our exploration plan upon completion of this offering. We expect to start exploration operations within 90 days of completing this offering. As of the date of this prospectus we have yet to being operations and therefore we have yet to generate any revenues.

Since inception, we have issued 5,000,000 shares of our common stock and received $50.00.

As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

We issued 5,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) offering in December 2003. The purchase price of the shares was $50.00. This was accounted for as an acquisition of shares. Mir Huculak covered our initial expenses of $13,000 for incorporation, accounting and legal fees and $1,750 for staking all of which was paid directly to our staker, attorney and accountant. The amount owed to Mr. Huculak is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Huculak is oral and there is no written document evidencing the agreement.

As of February 28, 2006, our total assets were $19 and our total liabilities were $15,040.

MANAGEMENT

Officer and Director

Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and positions of our sole officer and director is set forth below:

Name and Address	Age	Position(s)
Mir Huculak	66	president, principal executive officer, principal financial officer, secretary, treasurer and a member of the board of directors
#807-938 Howe street
Vancouver, British Columbia
Canada, V6E 4R1

The person named above have held his offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

Background of our Sole Officer and Director

Mir Huculak has been our president, principal executive officer, principal financial officer, treasurer, secretary and a member of our board of directors since inception. Since July 1991 to present Mr Huculak is a sole practitioner lawyer in Vancouver, British Columbia. From March 1991 to September 1997, Mr. Huculak was the Honorary Consul for the Republic of Sri Lanka. Since June 1963 to May 1991 Mr. Huculak has been the practicing lawyer and the partner at the law firm of Lando & Company, Vancouver, British Columbia.

Conflicts of Interest

We believe that Mr. Huculak will be subject to conflicts of interest. The conflicts of interest arise from his unwillingness to devote full time to our operations. Mr. Huculak is a sole practitioner lawyer in Vancouver, British Columbia. In the future, Mr. Huculak will continue to be involved in the business for other entities and such involvement could create conflicts of interest. Mr. Huculak will devote time to our business activities on an as needed basis and will continue to devote time to his other business activities on an as needed basis. Other than the foregoing, no policy has been implemented or will be implemented to address conflicts of interest.

At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional properties. Further, Mr. Huculak does not intend to acquire additional properties. The only conflict that we foresee is Mr. Huculak's devotion of time to projects that do not involve us. Mr. Huculak will devote 10% of his time or 4 hours per week to our operation. Mr. Huculak has decided not to devote more time to our operations. In the event that Mr. Huculak cease devoting any time to our operations, he has agreed to resign as an officer and director.

In the event Mr. Huculak resigns as our officer and director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on March 23, 2005 through February 28, 2006, for our sole officer and director. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officer.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Mir Huculak	2006	0	0	0	0	0	0	0
President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have not paid any salaries in 2006. We do not anticipate paying any salaries at any time in 2006. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our sole officer and director other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our sole director will not receive any compensation for serving as the sole member of the board of directors.

As of the date hereof, we have not entered into employment contract with any of our sole officer and do not intend to enter into any employment contract until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole director, officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what his ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	the Offering	Shares are Sold	Shares are Sold
Mir Huculak	5,000,000	5,000,000	71.43%
#807 - 938 Howe street
Vancouver, British Columbia
Canada, V6E 4R1

All Officer and Director	5,000,000	5,000,000	71.43%
as a Group (1 person)

[1]     The person named above "promoter" as defined in the Securities Exchange Act of 1934. Mr. Huculak is the only "promoter" of our company.

Future Sales by Existing Stockholders

5,000,000 shares of common stock were issued to Mir Huculak, our president and a director in March, 2005. The 5,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

Because our sole officer and director will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.43% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In March 2005, we issued 5,000,000 shares of restricted common stock to Mir Huculak, our president and a member of the board of directors. This was accounted for as an acquisition of shares of common stock in the amount of $50.00.

Mr. Huculak also caused the property, comprised of 24 mineral claim units, to be staked at a cost of $1,750. The claims were staked by Lloyd Brewer. The terms of the transaction with Mr. Brewer were at arm's length and Mr. Brewer was not an affiliate. Mr. Huculak will transfer the claims to us if mineralized material is found on the claims. Mr. Huculak will not receive anything of value for the transfer and we will not pay any consideration of any kind for the transfer of the claims.

Mr. Huculak is our only promoter. He has not received or he will not receive anything of value from us, directly or indirectly in his capacities as promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from March 23, 2005 (inception) to February 28, 2006, included in this prospectus have been audited by Telford Sadovnick, P.L.L.C., Certified Public Accountants, Suite 423, 114 West Magnolia Street, Bellingham, Washington 98225, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is February 28. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Telford Sadovnick, P.L.L.C., Certified Public Accountants, Suite 423, 114 West Magnolia Street, Bellingham, WA, 98225.

Alpine Resources Corporation
(An Exploration Stage Company)

February 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Alpine Resources Corporation
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Alpine Resources Corporation (An Exploration Stage Company) as at February 28, 2006, the related statements of operations, stockholders' deficit and cash flows for the period from March 23, 2005 (inception) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such financial statements present fairly, in all material respects, the financial position of Alpine Resources Corporation (An Exploration Stage Company) as at February 28, 2006, and the results of its operations and its cash flows for the period from March 23, 2005 (inception) to February 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington April 19, 2006

Alpine Resources Corporation
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

February 28,
2006

ASSETS

Current Assets

Cash	$19

Total Assets	$19

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accrued liabilities	$3,000
Due to related parties	12,040

Total Liabilities	15,040

Stockholders' Deficit

Common Stock, 100,000,000 voting shares authorized, $0.00001 par value
5,000,000 shares issued and outstanding	50

Additional Paid-in Capital	8,250

Deficit Accumulated During the Exploration Stage	(23,321)

Total Stockholders' Deficit	(15,021)

Total Liabilities and Stockholders' Deficit	$19

Commitment (Note 6)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Alpine Resources Corporation
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

Accumulated
From
March 23, 2005
(Inception)
to February 28,
2006

Revenue	$-

Expenses

Accounting and legal	13,000
Consulting services contributed by directors	5,500
Contributed rent expense	2,750
Mineral property costs	1,750
General and administrative	321

Total Expenses	23,321

Net Loss	$(23,321)

Net Loss Per Common Share - Basic and Diluted	$(0.01)

Weighted Average Number of Common Shares Outstanding	5,000,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

Alpine Resources Corporation
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

Accumulated
From
March 23, 2005
(Inception)
to February 28,
2006
Cash Flows Provided by (Used in):

Operating Activities

Net loss	$(23,321)

Adjustments to reconcile net loss to cash:
Contributed rent and consulting services	8,250

Change in non-cash operating work capital items:
Increase in accrued liabilities	3,000
Increase in due to related parties	12,040

Net Cash Used in Operating Activities	(31)

Financing Activities

Proceeds from the sale of common stock	50

Net Cash Flows Provided by Financing Activities	50

Increase in Cash	19

Cash - Beginning of Period	-

Cash - End of Period	$19

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:

Interest	$-

Income taxes	$-

(The Accompanying Notes are an Integral Part of These Financial Statements)

Alpine Resources Corporation
(An Exploration Stage Company)
Statement of Stockholder's Deficit
(Expressed in US dollars)
From March 23, 2005 (Inception) to February 28, 2006

				Deficit
				Accumulated
			Additional	During the
	Common		Paid-in	Exploration
	Stock	Amount	Capital	Stage	Total
	#

Balance - March 23, 2005
(Inception)	-	$-	$-	$-	$-

Issuance of common stock for
cash at $0.00001 per share	5,000,000	50	-	-	50

Contributed rent and consulting
services	-	-	8,250	-	8,250

Net loss	-	-	-	(23,321)	(23,321)

Balance - February 28, 2006	5,000,000	$50	$8,250	$(23,321)	$(15,021)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
February 28, 2006

1.	Nature and Continuance of Operations

Alpine Resources Corporation (the "Company") was incorporated in the State of Nevada on March 23, 2005. The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board ("FASB") Statement No.7 and Securities and Exchange Commission ("SEC") Industry Guide 7. The Company's principal business is the acquisition and exploration of mineral resources in Canada. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As at February 28, 2006, the Company has a working capital deficiency, has not generated revenues and has accumulated losses of $23,321 since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to offer up to 2,000,000 common shares at a price of $0.10 per share for maximum proceeds of $200,000 to the Company.

2.	Summary of Significant Accounting Policies
a) Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is February 28.

b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with FASB Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d) Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e) Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. Cash consists of cash on deposit with a high quality major financial institution and to date, has not experienced any losses on any of its balances.

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)
f) Mineral Property Costs

The Company has been in the exploration stage since its formation on March 23, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

g) Financial Instruments

Financial instruments, which include cash, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h) Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i) Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j) Recent Accounting Pronouncements

In May 2005, FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principles and applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
February 28, 2006

2.	Summary of Significant Accounting Policies (continued)

j) Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Mineral Property Costs

On April 20, 2005 the Company acquired a 100% interest in one-24 unit mineral claim in the Nanaimo Mining Division, British Columbia, Canada, in consideration for $1,750. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company.

4.	Related Party Balances/Transactions

a)

During the period from inception (March 23, 2005) to February 28, 2006, the Company recognized a total of $5,500, at $500 per month, for contributed services and $2,750, at $250 per month, for contributed rent, provided by the President and Director of the Company. These transactions are recorded at the exchange amount which is the amount agreed to by the transacting parties.

b)

On February 28, 2006, the Company owed the President and Director of the Company $12,040 for expenses paid on behalf of the Company and for cash advances. This amount is unsecured, non interest bearing, and has no specific terms for repayment.

	c)	On April 20, 2005, the Company entered into a trust agreement with the President of the Company. Refer to Note 3.

5.	Common Stock

On March 23, 2005, the Company issued 5,000,000 common founder shares to the President of the Company at a price of $0.00001 per share for cash proceeds of $50.

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
(Expressed in US dollars)
February 28, 2006

6.	Commitment

The Company has paid $10,000 in legal fees relating to the preparation of an SB-2 Registration Statement and is obligated to pay an additional $10,000 in legal fees once the SB-2 Registration Statement has been declared effective.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $23,321, which commence expiring in 2026. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward in future years.

	a) Deferred income tax assets

	The components of the net deferred income tax asset at February 28, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:
		February 28, 2006

	Total Net Operating Losses	$23,321

	Statutory Income Tax Rate	35%

	Effective Income Tax Rate	-

	Deferred Income Tax Asset	8,162

	Valuation Allowance	(8,162)

	Net Deferred Tax Asset	$-

	b) Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 35% to income before income taxes. The difference results from the following item:

		February 28, 2006

	Computed expected (benefit of) income taxes	$(8,162)
	Increase in valuation allowance	8,162

	Income tax provision	$-

Until October 8, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.